Press Release Safehold Reports First Quarter 2020 Results NEW YORK, April 23, 2020 Safehold Inc. (NYSE: SAFE) reported results for the first quarter 2020. Additionally, Safehold has published its 2019 annual report, 2020 proxy statement and inaugural ESG report to the Company’s website, www.safeholdinc.com. Highlights from the first quarter earnings announcement include:  Revenue of $40.2 million, an 84% increase year-over-year  Net income of $17.4 million, a 56% increase year-over-year  Earnings per share of $0.36, in-line with last year  $150 million of equity raised  $259 million of long-term debt raised “As markets continue to work through these turbulent times, Safehold remains well- positioned and focused on driving long-term value,” said Jay Sugarman, Chairman and Chief Executive Officer. “The core tenets of our company – providing low-cost, long-term ground lease capital for building owners and principal safety and attractive returns for shareholders – will serve us well as we look to continue scaling our business.” Safehold published a presentation detailing these results which can be found on its website in the “Investors” section. The Company will host an earnings conference call reviewing these results and its operations beginning at 10:00 a.m. ET. This conference call can be accessed by all interested parties through the website (listen only) or by dialing toll-free 844.721.7237 (U.S. domestic) or 409.207.6951 (international) using the conference ID: 3185251. 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safeholdinc.com

For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing 866.207.1041 (U.S. domestic) or 402.970.0847 (international) using the conference ID: 7359470. Separately, Safehold will host its annual shareholders meeting on Wednesday, May 13, 2020, at 9:00am ET in virtual meeting format only. The meeting will be open to all Safehold shareholders of record as of March 18, 2020. To be admitted to the meeting, please visit www.meetingcenter.io/239165138. About Safehold: Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com. Company Contact: Jason Fooks, Senior Vice President of Investor Relations & Marketing 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safeholdinc.com